EXHIBIT 99.2

Item 7 Information

The securities being reported on by Power Corporation of Canada, as parent holding company, Great-West Lifeco Inc. and PAFI, LLC are owned directly by PAFI, LLC, a wholly owned subsidiary of Empower Services Holdings US, LLC. Pursuant to the instructions in Item 7 of Schedule 13G, the following table lists the identity of each other relevant entity that may be deemed to beneficially own the Common Shares.

Relevant Entity

Power Financial (wholly owned subsidiary of Power Corporation of Canada)

Great-West Financial (Nova Scotia) Co. (wholly owned subsidiary of Great-West Lifeco Inc.)

Great-West Lifeco U.S. LLC (wholly owned subsidiary of Great-West Financial (Nova Scotia) Co.)

Empower Holdings, LLC (wholly owned subsidiary of Great-West Lifeco U.S., LLC)

Empower Annuity Insurance Company of America (wholly owned subsidiary of Empower Holdings, LLC)

Empower Services Holdings US, LLC (wholly owned subsidiary of Empower Annuity Insurance Company of America and the owner of all of the equity securities of PAFI, LLC)